NON-QUALIFIED STOCK OPTION AGREEMENT - 2006

This Non-Qualified Stock Option Agreement (“Option Agreement”) is effective the 19th day of June, 2006, between LSB Industries, Inc., a Delaware corporation, hereinafter called the “Company”, and John Bailey, hereinafter called “Optionee”;

W I T N E S S E T H:

In consideration of the mutual covenants and conditions, the parties agree as follows:

1.           Recitations.  The Optionee is presently an executive officer of a Subsidiary (as defined in paragraph 16 below), and the Company considers it desirable and in its best interest that Optionee be given an inducement to acquire an initial or additional proprietary interest in the Company as an added incentive to advance the interest of the of the Company, in the form of this option to purchase certain shares of the Company’s common stock, par value $.10 per share (“Common Stock”).  The Compensation and Option Committee of the Board of Directors of the Company (the “Committee”) has adopted and granted this option on this 19th day of June, 2006 (the “Date of Grant”).

2.           Grant of Option and Option Price.  Subject to the terms and conditions hereof, the Company hereby grants to Optionee as of the close of business on the 19th day of June, 2006, the right, privilege and option to purchase two hundred thousand (200,000) shares (“Total Option Shares”) of the Company’s Common Stock, par value $.10, at an option price of $8.01 a share (the “Exercise Price), such Exercise Price being one hundred percent (100%) of the Fair Market Value of the Common Stock as determined as the closing price on the 19th day of June, 2006.  Such option is hereinafter referred to as the “Option” and the shares of Common Stock purchasable upon the exercise of the Option are hereinafter sometimes referred to as the “Option Shares”.

3.           Obligations.  This Option Agreement shall not impose upon the Company or any Subsidiary any obligation to retain Optionee as an employee at his present salary or position or to employ Optionee in any other position with or for the Company or any Subsidiary.  If Optionee is no longer employed by the Company or a Subsidiary for any reason, the option granted herein shall immediately terminate, except as may be otherwise expressly provided in Section 4 and 6 hereof.

4.           Time of Exercise of Option.

(a)           As an Employee.  If this option has not been terminated pursuant to Section 6 hereof, subject to the terms and conditions contained herein, the option herein granted may be exercised by Optionee as hereinafter provided.  Unless waived by the Board of Directors or a Committee thereof (referred to herein as the “Committee”), the Optionee, while in the employment of the Company or a Subsidiary, may exercise the option as follows: at any time after one (1) year of continuous employment of the Optionee as an employee following June 19, 2006 for and on behalf of the Company or any Subsidiary, the Option may be exercised by the Optionee as to not more than ten percent (10%) of the total number of shares set forth in Section 2 hereof; and for each following year thereafter of continuous employment by the Optionee as an employee of the Company or a Subsidiary, the Option may be exercised by the Optionee as to an additional ten percent (10%) of the total number of shares set forth in Section 2 hereof until the Total Option Shares have been exercisable.

(b)           As a Former Employee.  Except as provided in paragraph 6(c), the Option granted herein may not be exercised after the Optionee is no longer an employee of the Company or any Subsidiary, except that if the Optionee ceases to be an employee on account of physical or mental disability as defined in Section 22(e)(3) of the Internal Revenue Code (“Former Employee”), he may exercise the Option within twelve (12) months after the date on which he ceased to be an employee, for the number of Option Shares for which he could have exercised at the time he ceased to be an employee.  In no event may the Option be exercised after the expiration of ten (10) years and ninety (90) days from the Date of Grant.

(c)           In Case of Death.  If the Optionee dies prior to the termination of this Option, the Option may be exercised within one (1) year after the death of the Optionee by the personal representative of this estate, or by a person who acquired the right to exercise the Option by bequest, inheritance, or by reason of the death of the Optionee, provided that:

(i)           the Optionee died while an employee of the Company or a Subsidiary; or

(ii)           the Optionee ceased to be an employee of the Company or a Subsidiary on account of physical or mental disability and died within three (3) months after the date on which he ceased to be such employee.

The Option may be exercised only as to the number of shares for which the Optionee could have exercised at the time the Optionee died.  In no event may the Option be exercised after the expiration of ten (10) years and ninety (90) days from the Date of Grant.

(d)           Acceleration and Continuous Employment.  The Board of Directors of the Company or the  Committee shall have the sole and absolute discretion to accelerate the time when Optionee will become entitled to exercise this Option pursuant to the terms hereof.  The Board of Directors shall decide, in its sole and absolute discretion, to what extent leaves of absence for government or military service, illness, temporary disability or other reasons, shall not interrupt continuous employment as an employee for and on behalf of the Company or a Subsidiary, which decision shall be binding for the purpose of this Option Agreement.

5.           Method of Exercise and Payment of Exercise Price.

(a)           Subject to the terms and conditions hereof, the Option granted under this Option Agreement may be exercised by written notice directed to the Company at its principal place of business setting forth the exact number of shares under this Option that the Optionee is purchasing, which may not exceed the number of shares that the Optionee is eligible to purchase under this Option Agreement at the time of such purchase, and enclosing with such written notice a certified or cashier’s check or cash, or the equivalent thereof acceptable to the Company, in payment of the full exercise price for the number of shares specified in such written notice and shall comply with such other reasonable requirements as the Board of Directors of the Company may establish.  Subject to the terms and conditions of this Option Agreement, the Company shall make delivery of such shares within a reasonable period of time after the giving of such notice; provided that if any law or regulation requires the Company to take any action with respect to the shares specified in such notice before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action.

(b)           The Optionee understands that, on the exercise of this Option (or at the time a sale of the stock acquired by such exercise at a profit would not longer subject Optionee to suit under Section 16(b) of the Securities Exchange Act of 1934, as amended) the excess of the fair market value of the Common Stock over the option price is taxable remuneration to him subject to federal income tax withholding by the Company.  To facilitate withholding by the Company, if required, Optionee hereby agrees that the exercisability of this Option is conditional on Optionee agreeing to such arrangements and taking such actions as the Company determines are appropriate to insure that the amount required to be withheld will be available for payment in money by the Company as required withholding.

6.           Termination of Option.  Except as set forth below in paragraph 6(c) hereof, this Option Agreement and the Option granted herein, to the extent not theretofore exercised, shall immediately terminate and become null and void upon the earlier of the following to occur:

(a)           At such time as the Option is no longer exercisable pursuant to the terms of Section 4 hereof; or

(b)           Termination of the Optionee for cause as an employee for the Company or any Subsidiary; or

(c)           Termination of the Optionee (including voluntary termination by the Optionee if the Optionee is not in violation or in breach of any of the provisions of paragraph 7 hereof at the time of such voluntary termination) as an employee for the Company or any Subsidiary for any reason other than for cause, provided that the Option may be exercised within six (6) months after such termination of the Optionee for any reason other than for cause.  The Option may be exercised only as to the number of shares for which the Optionee could have exercised on the date the Optionee terminated employment with the Company.  In no event may the Option be exercised after the expiration of ten (10) years and ninety (90) days from the Date of Grant.

(d)           Ninety (90) days following the tenth anniversary of the Date of Grant; or

(e)           Upon the Optionee=s surrender to the Company for cancellation of this Agreement and the Option granted herein.

7.  Forfeiture in the Event of Competition and/or Solicitation or other Detrimental Acts.  In consideration for the Option granted herein and the Optionee’s continued employment with the Company or a Subsidiary, the sufficiency of which is hereby acknowledged and agreed by the Optionee, the Optionee hereby agrees and covenants as follows:

(a)  Optionee expressly agrees and covenants that during the Restricted Period (as defined below), other than clause (iii) below that must occur during the period Optionee is an employee of the Company or a Subsidiary of the Company, Optionee shall not, without the prior consent of the Company, directly or indirectly:

i)  own or have any financial interest in a Competitive Business (as defined below), except that nothing in this clause shall prevent Optionee from owning one percent or less of the outstanding securities of any entity whose securities are traded on a U.S. national securities exchange (including NASDAQ) or an equivalent foreign exchange;

ii)  be actively connected with a Competitive Business by managing, operating, controlling, being an employee or consultant (or accepting an offer to be an employee or consultant) or otherwise advising or assisting a Competitive Business in such a way that such connection might result in an increase in value or worth of any product, technology or service, that competes with any product, technology or service upon which Optionee worked or about which Optionee became familiar as a result of Optionee’s employment with the Company.

iii)  take any action that might divert any opportunity from the Company or any Subsidiary which has employed the Optionee or for whom the Optionee is, or has served as, an executive officer (the “Related Parties”) that is within the scope of the present or future operations or business of the Company or the Related Parties;

iv)  employ, solicit for employment, advise or recommend to any other person that they employ or solicit for employment or form an association with any person who is employed by the Company or Subsidiary or who has been employed by the Company or Subsidiary within eighteen (18) months of the date Optionee’s employment with the Company or Subsidiary ceased for any reason whatsoever;

v)  contact or solicit any customer, sales representatives, distributors or dealers of the Company or Subsidiary to which Optionee was employed by to attempt to divert or take away from such Company or Subsidiary the business of such customer, sales representatives, distributors or dealers;

vi)  solicit the sale of goods, services or a combination of goods and services that are competitive with the Company’s or any Subsidiary’s goods or services from established customers of the Company or a Subsidiary; or

vii)  engage in any activity that violates any policies adopted by the Board of Directors of the Company resulting in harm to the Company or a Subsidiary.

(b)  Forfeiture.  If the Company determines that Optionee has violated any provisions of paragraph 7(a) above during the Restricted Period, then Optionee agrees and covenants that:

i)  any portion of the Option (whether or not vested) that has not been exercised as of the date of such determination shall be immediately rescinded;

ii)  Optionee shall automatically forfeit any rights he may have with respect to the Option as of the date of such determination; and

iii)  if Optionee has exercised all or any part of the Option within the twelve-(12) month period immediately preceding a violation of paragraph 7(a) above (or following the date of any such violation), upon the Company’s demand, Optionee shall immediately deliver to the Company a certificate or certificates for shares of the Company’s Common Stock (along with a duly executed assignment of each certificate) with a fair market value (determined on the date of such demand) equal to the gain realized by Optionee’s upon such exercise.  Such “gain” is the amount of the fair market value of the shares of the Company’s Common Stock received upon such exercise, minus the exercise price applicable to such exercise.  If Optionee does not own the number of shares of the Company’s Common Stock representing the amount of such gain that are required to be delivered to the Company pursuant to this paragraph 7(b)(iii), then the Optionee will immediately (a) deliver to the Company all shares of the Company’s Common Stock owned by Optionee directly or through any entity controlled by Optionee, and (b) the dollar amount (in currently available funds) equal to the amount of such gain, minus the fair market value of the shares tendered to the Company.

(c)  Definitions.  For purposes of this paragraph 7, the following definitions shall apply:

i)  The Company and its Subsidiaries directly advertises and solicits business from customers wherever they may be found and its business is thus worldwide in scope.  Therefore, “Competitive Business” means any person or entity that engages or participates in any business activity that competes with the business or products of the Company or the Company’s air conditioning-heating Subsidiaries (including, but not limited to, ClimateMaster, Inc.) or their successors or assigns in any geographic area in which the Company or its air conditioning-heating Subsidiaries engages in business, including, without limitation, any state in the United States in which the Company or its air conditioning-heating Subsidiaries sell or offer to sell its products from time to time.

ii)  “Restricted Period” means the period during which Optionee is employed by the Company and eighteen (18) months following the date that Optionee ceases to be employed by the Company for any reason whatsoever.

(d)  Severability.  Optionee acknowledges and agrees that the period, scope and geographic areas of restriction imposed upon Optionee by the provisions of paragraph 7 are fair and reasonable and are reasonably required for the protection of the Company and its Subsidiaries.  In the event that any part of this Agreement, including, without limitation, any  provision of  paragraph 7, is held to be unenforceable or invalid, the remaining parts of paragraph 7, and this Agreement shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Agreement.  If any one of the provisions in paragraph 7 is held to be excessively broad as to period, scope and geographic areas, any such provision shall be construed by limiting it to the extent necessary to be enforceable under applicable law.

(e)  Additional Remedies.  Optionee acknowledges that breach by him of this Agreement would cause irreparable harm to the Company and one or more of its Subsidiaries, and that in the event of such breach, the Company shall have, in addition to monetary damages and other remedies at law, the right to an injunction, specific performance and other equitable relief to prevent violations of Optionee’s obligations hereunder.

8.           Restrictions.

(a)           The Option will not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Optionee, only by Optionee.  More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged, or hypothecated in any way, will not be assignable by operation of law and will not be subject to execution, attachment, or similar process.  Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, will be null and void and without effect.

(b)           Optionee shall have no right as a stockholder with respect to any shares covered by this Option Agreement until the date of issuance of a stock certificate to him for such shares.  No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

9.           Third Party Transfers of Option Shares.  Optionee  may transfer any or all of the Option Shares acquired upon the exercise of the Option to a third party pursuant to the terms and conditions of this paragraph 9.

(a)  Transfer Notice.  If Optionee desires to make a bona fide transfer of any Option Shares acquired upon the exercise of the Option (“Offered Shares”) to any person or entity other than the Company immediately prior to the transfer (a “third party”), the Optionee will give the Company five (5) business days prior written notice (a “Transfer Notice”) of such proposed transfer specifying: (a) the name and address of the third party; (b) the number of shares of stock proposed to be transferred; (c) if not equal to the bid price listed or quoted on any exchange or quotation system on which the Common Stock is listed or quoted, the price per share to be paid for the Offered Shares; and (d) the terms and conditions of the proposed transfer.

(b)  Company’s Option.  At any time within five (5) business days after receipt of the Transfer Notice, the Company will have the exclusive right to elect to purchase all, or any portion, of the Offered Shares, at the Purchase Price (as defined below) and on the terms pursuant to this paragraph 9.

(c)  Election to Purchase.  The right of the Company to purchase the Offered Shares is exercisable by delivery of written notice (a “Response Notice”) to the Optionee prior to the expiration of the designated period.  If the Company elects to purchase the Offered Shares, or any portion thereof, closing of the purchase of those Offered Shares the Company elects to purchase will occur within thirty (30) days from the date of the Response Notice (the “Closing”), and at the Closing the Optionee shall deliver to the Company those Offered Shares so purchased by the Company, together with an assignment duly executed by the Optionee (with such signature guaranteed by a national bank or investment banking firm), assigning those Offered Shares so purchased by the Company to the Company, all in a manner and on terms satisfactory to the Company, subject to the provisions of paragraph 7(e) hereof.

(d)  Transfer of Offered Shares.  Subject to the provisions of paragraph 7 of this Agreement, if the Company waives in writing the right to purchase the Offered Shares, the Optionee will have the right for a period of ninety (90) days after such waiver to transfer the Offered Shares on the terms specified in the Transfer Notice.  If such transfer is not consummated within such ninety (90) day period then no such transfer will be made, unless the Optionee delivers to the Company a new Transfer Notice and complies with this paragraph 9 as if such transfer were a new proposed transfer.

(e)  Purchase Price.  The Purchase Price for the shares of stock subject to a transfer, pursuant to this paragraph 9, will be the average of the closing price of the Company’s common shares on the American Stock Exchange or such other national exchange as may be applicable for the five (5) trading days preceding the date of the Transfer Notice.  If the Company elects to purchase any of the Offered Shares pursuant to the terms hereof, the Company may, at its sole option, elect to pay the Purchase Price as follows.
i)  at the Closing, the Company shall pay to the Optionee that portion of the Purchase Price equal to the amount of (a) federal income taxes, if any, paid by the Optionee prior to the Closing as a result of exercising this Option Agreement relating to that portion of the Offered Shares that the Company elects to purchase and (b) that portion of the Exercise Price paid by the Optionee to the Company pursuant to the terms hereof for those Offered Shares that the Company has elected to purchase; and

ii)  the balance of the Purchase Price, if any, pursuant to the terms of a promissory note payable in equal installments over a twelve (12) month period,  plus interest at an annual interest rate equal to the New York prime rate of interest, or in such other manner as the Company and the Optionee shall agree in writing; except that if the Optionee has not paid prior to the Closing the amount of federal income taxes as a result of exercising this Option Agreement as to those Offered Shares that the Company has purchased pursuant to this paragraph 9, then the Company shall prepay that portion of the Purchase Price to the Optionee equal to amount of federal income tax that the Optionee is required to pay as a result of exercising this Option Agreement relating to the Offered Shares so purchased by the Company when the Optionee is required to pay such tax.

(f)  Notwithstanding the foregoing, Optionee may transfer any or all of the Optionee’s stock obtained as a result of the exercise of all or a portion of this same non-qualified option to Optionee’s spouse, children or grandchildren (the “Family Transferees”), provided that such Family Transferees will be subject to all the provisions of this Option Agreement, and that the Family Transferee recipient (or such Family Transferee’s legal guardian) of such transferred shares shall sign an acknowledgement of and agreement to such Option Agreement and its provisions or such transfer shall be deemed null and void.

10.  Option to Purchase Stock.  Upon the occurrence of any one or more of the Call Events set forth in paragraph 10(a) below, the Company will have the right, but not the obligation, to purchase the shares that Optionee has obtained as a result of the exercise of all or a portion of the same non-qualified option on the same terms and conditions as if such Optionee had made an offer to sell such stock pursuant to paragraph 9 of this Agreement (except that the exercise period shall be extended to allow the Company to purchase the subject shares within thirty (30) days after the applicable event occurs), but at the Purchase Price determined as of the date of the Call Event in accordance with paragraph 10(a), below.

(a)           Call Events.  For purposes of this Agreement, the term Call Events means any one or more of the following events or conditions:

i)  the Optionee or Family Transferee as defined in paragraph 9(f) above dies or;

ii)  the termination by the Company of the Optionee’s employment with the Company For Cause (as defined in paragraph 10(e) of this Agreement).

(b)  Notice.  Within thirty (30) days of an occurrence of a Call Event, the Optionee, Family Transferee, or the Optionee’s or Family Transferee’s personal representative, executor, or other legal representative, as appropriate, will give written notice of such Call Event to the Company specifying: (a) the date of the Call Event; (b) a reasonably detailed description of the Call Event; and (c) the number of shares of stock affected.  This notice will be deemed to be the Transfer Notice for purposes of paragraph 9 and the number of shares of stock affected will be the Offered Shares.  If the Company has not received this notice on or before the expiration of the thirty (30) day period, any person with knowledge of the Call Event may give the Company notice of the Call Event, and such notice will be deemed to be the Transfer Notice.

(c)  Purchase Price.  For purposes of this paragraph 10, the Purchase Price for the Offered Shares will be the average of the closing price of the Company’s common shares on the American Stock Exchange or such other national securities exchange as may be applicable for the five (5) trading days preceding the date of the Call Event.

(d)  For Cause.  For purposes of this Agreement, the term “For Cause” means (i) the material failure by the Optionee to reasonably perform Optionee’s duties or obligations under the Non-Competition and Employment Agreement, dated September 18, 1995 between the Optionee and a Subsidiary of the Company, as may be amended, modified or supplemented from time to time, which nonperformance has not been cured within thirty (30) days after written notice thereof has been given by the Company to the Optionee (or such greater amount of time, if such nonperformance can not be cured within thirty (30) days, sufficient to reasonably permit the Optionee to diligently and vigorously cure such breach); (ii) Optionee’s breach or failure to perform any of the material terms of this Agreement and such breach or failure has not been cured within thirty (30) days after Optionee receives notice from the Company of such breach or failure; (iii) the reckless or willful engaging by the Optionee in misconduct which is materially injurious to the Company and/or its Subsidiaries, monetarily or otherwise; (iv) conviction of a crime under the laws of the United States or of any state within the United States involving a felony, moral turpitude or dishonesty; (v) addition to, or continued misuse of, alcohol or any drug materially affecting the mental processes of Optionee; (vi) failure of Optionee to make good faith efforts to return to employment of the Company or its Subsidiaries, whichever is applicable, after the sufferance of a disability; or (vii) material breach of any of Optionee’s fiduciary duties to the Company and/or its Subsidiaries, as determined in good faith by the Company.

(e)  Without Cause.  For purposes of this Agreement, the term “Without Cause” means any event or condition which is not included in the definition of the term “For Cause.”

11.           Stock Dividends, Reorganizations.  If and to the extent that the number of issued shares of common stock of the Company shall be increased or reduced resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of such shares of common stock of the Company effected without receipt of consideration by the Company, the number of shares of common stock subject to this option not yet exercised and the option price therefor shall be proportionately adjusted.

If the Company is reorganized or consolidated or merged with another corporation, in which the Company is the non-surviving corporation, Optionee shall be entitled to receive options covering shares of such reorganized, consolidated or merged company in the same proportion as optioned under this Option Agreement to Optionee prior to such reorganization, consolidation or merger, at an equivalent price, and subject to the same terms and conditions as contained herein.  For purposes of the preceding sentence, the excess of the aggregate fair market value of the shares subject to this option immediately after the reorganization, consolidation or merger over the aggregate option price of such shares shall not be more than the excess of the aggregate fair market value of all shares subject to this option immediately before such reorganization, consolidation or merger over the aggregate option price of such shares, and the new option or assumption of this option shall not give Optionee additional benefits which he did not have under this option.

To the extent that the foregoing adjustments and determinations relate to the shares of common stock of the Company and/or fair market values of such shares, such adjustments and determinations shall be made by the Board of Directors or the Committee, whose determination in that respect shall be final, binding and conclusive.

Except as hereinabove expressly provided in this Section 11, the Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, consolidation or reorganization or spin-off of assets or stock of another corporation, and any issue by the Company of share of stock of any class, or securities convertible into shares of stock of any class, shall not affect and no adjustment by reason thereof shall be made with respect to the number or price of shares subject to this option.

The grant of this option shall not affect in any way the right of power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

12.           Data Privacy.  By entering into this Option Agreement, Optionee (a) authorizes the Company and any agent of the Company administering the Option or providing recordkeeping services, to disclose to the Company or any of its subsidiaries such information and data as the Company or any such subsidiary shall request in order to facilitate the grant of the Option and the administration of the Option under the terms of this Option Agreement; (b) waives any data privacy rights Optionee may have with respect to such information; and (c) authorizes the Company to store and transmit such information in electronic form.

13.           Compliance with Law and Approval of Regulatory Bodies.

(a)           Notwithstanding anything in this Option Agreement to the contrary, no shares will be issued, or, in the case of treasury shares transferred, upon exercise of the Option granted hereunder, except in compliance with all applicable Federal and State laws, rules and regulations (including, but not limited to the Federal and State securities laws, rules and regulations) and in compliance with rules of stock exchanges on which the Company’s shares of common stock may be listed.  Notwithstanding anything in this Option Agreement to the contrary, no shares will be issued, or, in the case of treasury shares transferred, upon exercise of the option granted hereunder, until the Company has obtain such consent or approval from any and all regulatory bodies, Federal or State, and such stock exchanges having jurisdiction over such matters as the Board of Directors of the Company may deem advisable.

(b)           If the national securities exchange or NASDAQ on which the Company’s Common Stock is listed for trading requires that the issuance of this Option Agreement or the shares of Common Stock issuable upon exercise of this Option Agreement be approved by the shareholders of the Company, then the Optionee may not exercise any portion of this Option Agreement until this Option Agreement has been approved by the shareholders of the Company.  The Company agrees to use reasonable efforts to submit this Option Agreement for approval by its shareholders on or before the Company’s 2007 annual meeting of shareholders.  The Date of Grant will be the date set forth above, notwithstanding the date on which the shareholders of the Company may approve this Option Agreement, if such approval is required.

14.           Binding Effect and Amendments.  This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.  This Agreement may not be amended except in writing signed by all of the parties hereto.  All decisions or interpretations of the Board of Directors or its duly authorized Committee with respect to any question arising under the Plan or under this Option Agreement shall be binding, conclusive and final.

15.           Interpretation, Other Restrictions and Legends.

(a)           The Board of Directors of the Company or the Committee shall construe and interpret the terms and provisions of this Option Agreement, which construction and interpretation, shall be binding and conclusive upon all parties hereto.  This Option Agreement shall be construed pursuant to the laws of the State of Delaware.

(b)           The Optionee represents and warrants that if he acquires any of the shares under this Option Agreement he will acquire such shares for his own account and for the purpose of investment and not with a view to the sale or distribution thereof, except for sales pursuant to an effective registration statement under the Securities Act of 1933 (the “Act”) or pursuant to an exemption from registration under the Act.  The Optionee understands that the shares of common stock covered by this Option Agreement have not as of the date hereof and may not at the time that such are purchased be registered under the Act (the Company being under no obligation to effect such registration) and that such shares must be held indefinitely unless a subsequent disposition thereof is registered under the Act or is exempt from registration.  The Optionee further understands that the exemption from registration afforded by Rule 144 under the Act depends upon the satisfaction of various conditions and that, if applicable, Rule 144 affords the basis for sale of such shares only in limited amounts.

(c)           The Optionee represents, covenants, and agrees that he will not sell or otherwise dispose of the shares acquired under this Option Agreement in the absence of (i) an effective registration statement under the Act, (ii) an opinion acceptable in form and substance to the Company from Optionee’s counsel satisfactory to the Company, or an opinion of counsel to the Company, to the effect that no registration is required for such disposition, or (iii) a “no-action” letter from the staff of the Securities & Exchange Commission (“SEC”) to the effect that such a disposition takes place without registration.

(d)           The certificates representing shares covered by this Option Agreement shall upon issuance thereof have stamped or imprinted thereon or affixed thereto a legend to the following effect:

“The registered holder hereof has acquired the shares represented by this certificate for investment and not for resale in connection with a distribution thereof.  Accordingly, such shares have not been registered under the Securities Act of 1933 and may not be sold, transferred or otherwise disposed of except pursuant to a currently effective registration statement under said Act or otherwise in a transaction exempt from the provisions of Section 5 of said Act.”

“Transfer, sale or other disposal of these shares is subject to the provisions of the Non-Qualified Option Agreement dated June 19, 2006 between John Bailey and LSB Industries, Inc.”

If the Company does not elect to purchase the Offered Shares pursuant to the terms of Section 9 hereof, then the Company agrees to have removed from the certificates representing those Offered Shares  that the Company has not elected to purchase pursuant to the terms of Section 9 that portion of the legend that reads, “Transfer, sale or other disposal of these shares is subject to the provisions of the Non-Qualified Option Agreement, dated June 19, 2006, between John Bailey and LSB Industries, Inc.”

16.           Definitions.  For the purposes of this Option Agreement:

(a)           The term “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain own stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one or the other corporations in such chain.

(b)           The term “employee” means a person who has contracted to perform work or services for another.

17.  Waiver.  The waiver by the Company of any provision of this Option shall not operate as or be construed to be a subsequent waiver of the same provision or waiver or any other provision hereof.

18.  Construction.  This Option shall be irrevocable during the Option period and its validity and construction shall be governed by the laws of the State of Delaware.  The terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which shall be controlling.

IN WITNESS WHEREOF, the parties hereunto have caused this Agreement to be executed the day and year first above written.

LSB INDUSTRIES, INC.

    By: /s/ Jack E. Golsen
Jack E. Golsen,
Chief Executive Officer

ATTEST:

/s/ James W. Murray III
Asst. Secretary

[SEAL]

“OPTIONEE”

/s/ John Bailey
John Bailey